EXHIBIT 99

  For Release-6/9/04
  Contact: Shannan B. Guthrie
  Public Relations Manager
  717/ 354-3612 or sbguthrie@bbnb.com



                 PennRock Declares Cash Dividend
                   for Second Quarter of 2004

  BLUE BALL, PA--The Board of Directors of PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc., declared a cash dividend on June 8, 2004 of $ .20 per share. The dividend applies to all shareholders of record as of June 22, 2004 and is payable on July 6, 2004. Shareholders will receive $ .20 for each share of PennRock stock owned as of the record date.


  PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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